VIPER NETWORKS, INC.
EXHIBIT 23.1

Chang G. Park, CPA, Ph. D.
t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615t
t TELEPHONE (858)722-5953 t FAX (858) 408-2695 t FAX (619) 422-1465
t E-MAIL changgpark@gmail.com t

To Whom It May Concern:

The firm of Chang G. Park, CPA, Certified Public Accountant, consents to the inclusion of our report of November 14, 2006, on the reviewed consolidated financial statements of Viper Networks, Inc. and Subsidiaries as of September 30, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park, CPA
_____________________
CHANG G. PARK, CPA

November 14, 2006
Chula Vista, CA 91910